AMENDMENT TO

AMENDED AND RESTATED

BY-LAWS OF

PATRIOT PREMIUM DIVIDEND FUND II

As Amended:	December 17, 2007 (Article VI, Section 6.9(a))

Article VI, Section 6.9, Auction Procedures., (a) Certain Definitions., (xii) “Maximum Applicable Rate” is hereby amended to read in its entirety as follows:

(xii) “Maximum Applicable Rate” for any Auction subsequent to the date hereof means the higher of the Applicable Percentage or the Applicable Spread of the two-month LIBOR Rate (defined below) based upon the Prevailing Rating of the DARTS in effect on the Action Date:

	Applicable Percentages or Spreads
Prevailing Rating
	Percentage	Spread
“AAA”/”aaa”	125%	125bp
“AA”/”aa”	150%	150bp
“A”/”a”	200%	200bp
“BBB”/”baa”	250%	250bp
Below “BBB”/”baa” (includes) no rating	300%	300bp

For purposes of this definition, the “Prevailing Rating” of DARTS shall be

(i) “AAA/aaa” if the DARTS have a rating of “AAA” by Standard & Poor’s or “aaa” by Moody’s, or the equivalent of either or both of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected as provided below, (ii) if not “AAA/aaa”, then “AA”/”aa” or Above if the DARTS have a rating of “AA-” or better by Standard & Poor’s or “aa3” or better by Moody’s, or the equivalent of either or both of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected as provided below, (ii) if not “AAA/aaa” or “AA”/”aa” or Above, then “A”/”a” if the DARTS have a rating of “A-” or better by Standard & Poor’s or “a3” or better by

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Moody’s or the equivalent of either or both of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected as provided below, (iii) if not “AAA/aaa” or “AA”/”aa” or Above or “A”/”a,” then “BBB”/”baa” if the DARTS have a rating of “BBB-” or better by Standard & Poor’s or “baa3” or better by Moody’s or the equivalent of either or both of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected as provided below, (iv) if not “AAA/aaa” or “AA”/”aa” or Above, “A”/”a” or “BBB”/”baa,” then Below “BBB”/”baa”. The Trust shall take all reasonable action necessary to enable Standard & Poor’s and Moody’s to provide a rating for the DARTS. If either Standard & Poor’s or Moody’s shall not make such a rating available, or neither Standard & Poor’s nor Moody’s shall make such a rating available, the Trust in consultation with the primary Broker-Dealer for a series of DARTS shall select a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) or two nationally recognized statistical rating organizations to act as substitute rating agency or substitute rating agencies, as the case may be, and the Trust shall take all reasonable action to enable such Rating Agency or rating agencies to provide a rating or ratings for the DARTS.

For purposes of this definition, “two-month LIBOR Rate” means on any Auction Date (i) the rate for deposits in U.S. dollars for a two-month period, which appears on display page 3750 of Moneyline’s Telerate Service (‘‘Telerate Page 3750’’) (or such other page as may replace that page on that service, or such other service as may be selected by the Trust in consultation with the LIBOR Dealer (as defined below) or its successors that are LIBOR Dealers) as of 11:00 a.m. (London time) on the day that preceding the Auction Date on which commercial banks are generally open for business in London (the ‘‘LIBOR Determination Date’’), or (ii) if such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750, (A) the LIBOR Dealer shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to leading banks in the London interbank market for deposits in U.S. dollars for the designated Dividend Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks, (B) if at least two of the Reference Banks provide such quotations, the two-month LIBOR Rate shall equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, the two-month LIBOR Rate shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York, selected by the LIBOR Dealer (after obtaining the Trust’s approval), are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Dividend Period in an amount determined by the LIBOR Dealer (after obtaining the Trust’s approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if one of the LIBOR Dealers does not quote a rate required to determine the two-month LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Trust to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, the LIBOR Rate shall be LIBOR Rate as determined on the previous Auction Date.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Dealer” means the primary Broker-Dealer with respect to a series of DARTS and such other dealer or dealers as the Trust may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

“Reference Banks” means four major banks in the London interbank market selected by the LIBOR Dealer or its affiliates or successors or such other party as the Trust may from time to time appoint.

Unless the context otherwise requires, “Maximum Applicable Rate,” when used in this Section 6.9, means the Maximum Applicable Rate on the Auction Date.

Article VI, Section 6.9, Auction Procedures., (a) Certain Definitions., (xiii) “Minimum Applicable Rate” is hereby amended to read in its entirety as follows:

(xiii) “Minimum Applicable Rate” for any Auction Date means 59% of the two-month London Interbank Offered Rate published as of the London Business Day preceeding an Auction Date.

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